Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	July 8, 2004
BUTLER NATIONAL ANNOUNCES CARGO DOOR ORDER

[Olathe, Kansas July 8, 2004] - Butler National Corporation (OTC Bulletin Board "BUKS"), announces AVCON Industries Inc., a wholly-owned subsidiary of Butler National Corporation, has received an order to install the AVCON Cargo Door Modification in two Dassault Falcon 20 airplanes. The installations typically retail for $525,000 each.

The Cargo Doors modifications will be installed at AVCON's Modification Center in Newton, Kansas. The Wide Cargo Door offers greater accessibility and expanded airplane functionality. The modified Falcon 20 has expanded use in cargo operations requiring maximum access to the interior of the airplane. The AVCON Cargo Door provides a commercial pallet size loading entrance in the Falcon 20.

AVCON owns more than 250 FAA approved Supplemental Type Certificates to modify and upgrade business and general aviation airplanes. AVCON is focused on Classic Aviation Products including flight enhancements, regulatory solutions for business and cargo operations and special mission modifications (camera, research, and defense-related).

Clark Stewart, President and CEO said, "We are pleased that AVCON received this sizable order. This project further demonstrates our commitment to our core business of "Classic Aviation" Products and Services. We are dedicated to expanding our position as an industry leader. We believe this continued dedication to our core business will yield positive results."

Our Business:

About AVCON Industries, Inc.
AVCON Industries, Inc., a wholly-owned subsidiary of Butler National Corporation, offers regulatory and special mission modifications of business-size aircraft. AVCON is a Certified Repair Station (B92R922N) and offers a full range of maintenance. AVCON specializes in passenger to freighter conversions, installation of aerial photography equipment, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dassault Falcon aircraft along with other specialized modifications.

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:
Larry W. Franke, President
Avcon Industries, Inc.
516 North Oliver
Newton, KS 67114

William A. Griffith, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
jdrewitz@comcast.net

Ph (316) 284-2842 Fax (316) 284-2844 Ph (913) 780-9595 Fax (913) 780-5088 Ph (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-